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                                                                     Exhibit 4.9

                                                                  EXECUTION COPY

                               PECO ENERGY COMPANY

                              CONSENT AND AGREEMENT

                  This CONSENT AND AGREEMENT (this "CONSENT"), dated as of November 10, 1999 among PECO Energy Company, a Pennsylvania corporation (the "CONSENTING PARTY"), Tenaska Georgia Partners, L.P., a Delaware limited partnership (the "PARTNERSHIP"), and The Chase Manhattan Bank, a national association organized and existing under the laws of the State of Delaware, as collateral agent (together with its successors in such capacity, the "COLLATERAL AGENT") for the benefit of the Senior Parties (as defined below).

                                    RECITALS

                  WHEREAS, the Partnership proposes to develop, construct, lease or own, operate and maintain a 936 megawatt ("MW") (nominal rating) natural gas-fired electric generating plant, together with related facilities at George Brown Road (one mile north of Highway 34) near the town of Franklin in Heard County, Georgia (the "PROJECT");

                  WHEREAS, the Consenting Party and the Partnership have entered into a Power Purchase Agreement, dated as of August 24, 1999 (the "ASSIGNED AGREEMENT") pursuant to which the Partnership will sell and the Consenting Party will purchase the capacity and associated energy from the Project;

                  WHEREAS, the Partnership intends to finance the development, construction, lease or ownership, operation and maintenance of the Project, through the issuance of certain bonds (the "BONDS") pursuant to a trust indenture(the "INDENTURE"), dated as of November 1, 1999 between the Partnership and The Chase Manhattan Bank, as Trustee (the "Trustee");

                  WHEREAS, the Partnership intends to obtain ancillary credit facilities for the Project pursuant to a debt service reserve letter of credit reimbursement agreement, dated November 10, 1999 between the Partnership, The Toronto-Dominion Bank, as Agent and as letter of credit issuer, and the banks party thereto (the "DSR LOC Reimbursement Agreement") and a power purchase agreement letter of credit reimbursement agreement, dated November 10, 1999 between the Partnership, The Toronto-Dominion Bank, as Agent and as letter of credit issuer, and the banks party thereto (the "PPA LOC Reimbursement Agreement") and the Partnership may in the future enter into a working capital facility (the "Working Capital Facility");

                  WHEREAS, the Project will initially be owned by the Development Authority of Heard County, Georgia, a public corporation created and existing under the laws of the State of Georgia (the "AUTHORITY"), and will be leased to the Partnership pursuant to a Lease Agreement, dated as of November 1, 1999 between the Authority and the Partnership ("the Lease").

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                  WHEREAS, the Senior Parties and the Partnership have entered into the Collateral Agency and Intercreditor Agreement (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, the "COLLATERAL AGENCY AGREEMENT") to set forth their mutual understanding with respect to (a) the exercise of certain rights, remedies and options by the respective parties thereto under the above described documents,
(b) the priority of their respective security interests created by the Security Documents, and (c) the appointment of the Collateral Agent as collateral agent (the Bonds, the Indenture, the DSR LOC Reimbursement Agreement, PPA LOC Reimbursement Agreement and the Working Capital Facility, the Lease and the Collateral Agency Agreement shall collectively be known as the "Financing Documents");

                  WHEREAS, as security for the Financing Documents, the Partnership has assigned as security to the lenders and other credit providers under the Financing Documents and to the Collateral Agent and the Trustee (collectively, the Senior Parties") all of its right, title and interest in, to and under, and granted a security interest in, the Assigned Agreement to the Collateral Agent (as amended, restated, modified or otherwise supplemented from time to time, the "Security Agreement); and.

                  WHEREAS, it is a condition precedent to the obligations of the Senior Parties to enter into their respective Financing Documents that the Consenting Party execute and deliver this Consent.

                  NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

SECTION 1.        CONSENT TO ASSIGNMENT, ETC.

                  1.1 CONSENT TO ASSIGNMENT. The Consenting Party (a) consents in all respects to the pledge and assignment to the Collateral Agent of all of the Partnership's right, title and interest in, to and under the Assigned Agreement pursuant to one or more of the Security Documents and (b) acknowledges the right, but not the obligation, of the Collateral Agent or a Qualified Agent's Designee (as defined below), in the exercise of the Collateral Agent's rights and remedies under the Security Documents, to make all demands, give all notices, take all actions and exercise all rights of the Partnership in accordance with the Assigned Agreement, and agrees that, in such event, the Consenting Party shall continue to perform its obligations under the Assigned Agreement in accordance with its terms.

                  For purposes of this Consent, a "QUALIFIED AGENT'S DESIGNEE" means a corporation, partnership, joint venture, firm, a person or other legal entity ("PERSON") that is designated by the Collateral Agent and that possesses, a satisfactory level of experience in electric power plant operations to operate the Plant (as defined in the Assigned Agreement) for a period of two hundred seventy (270) days or such longer period of time as may reasonably be necessary for the Collateral Agent to complete foreclosure proceedings upon, or otherwise obtain title to, the Plant and to sell the Plant in a commercially reasonably manner to a third party in order to maximize the sale price.

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                  1.2 SUBSTITUTE OWNER. The Consenting Party agrees that, if the
Collateral Agent shall notify the Consenting Party that an event of default under any of the Financing Documents has occurred and is continuing and that the Collateral Agent has exercised its rights (a) to have itself or a Qualified Agent's Designee substituted for the Partnership under the Assigned Agreement or
(b) to sell, assign, transfer or otherwise dispose of the Assigned Agreement to
(i) a Person that possesses, a satisfactory level of experience in electric power plant operations (a "PERMITTED TRANSFEREE") or (ii) any Person which has acquired a partnership interest in the Partnership without contravening the terms of the Assigned Agreement or this Consent, and any other Person under common control with any of such Persons (each, a "SPONSOR"), then the Collateral Agent, the Qualified Agent's Designee, such Permitted Transferee or such Sponsor shall be substituted for the Partnership under the Assigned Agreement upon the assumption by the Collateral Agent, the Qualified Agent's Designee, such Permitted Transferee or such Sponsor, as the case may be, of all of the rights and obligations of the Partnership under the Assigned Agreement pursuant to a written assumption agreement (each, a "SUBSTITUTE OWNER") and that, in such event, the Consenting Party will continue to perform its obligations under the Assigned Agreement in accordance with its terms in favor of the Substitute
Owner.

                  Notwithstanding the foregoing, in no event shall a Substitute Owner be any of the Persons (each, a "DISQUALIFIED PERSON") that the Consenting Party so designates in accordance with this sentence in writing to the Collateral Agent within ten (10) days of delivery of written notice by the Collateral Agent to the Consenting Party that the Collateral Agent intends to seek a purchaser for the Plant following an event of default under any of the Financing Documents, provided that (i) the Consenting Party may only designate up to three (3) Disqualified Persons (together with any Persons under common control with any such Disqualified Persons) but only to the extent that the Consenting Party has determined in good faith (and certified in writing to the Collateral Agent) that such Disqualified Person is a Competitor (as defined in the Assigned Agreement) of the Consenting Party in the sale, brokering or marketing of electrical energy or capacity and that the sale, assignment or other transfer of the Plant to such Disqualified Person would be detrimental to the Consenting Party's competitive interests in the sale, brokering or marketing of electrical energy and capacity and (ii) in no event shall the Consenting Party designate any of the Sponsors as a Disqualified Person. No Person (other than the Collateral Agent, the Qualified Agent's Designee or a Sponsor) that otherwise qualifies as a Substitute Owner pursuant to this Section 1.2 shall be a Substitute Owner for purposes of this Consent until eleven (11) days after the Collateral Agent has delivered to the Consenting Party the above written notice.

                  1.3 RIGHT TO CURE. The Consenting Party agrees that in the event of a default by the Partnership in the performance of any of its obligations under the Assigned Agreement, or upon the occurrence or non-occurrence of any event or condition under the Assigned Agreement which would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable the Consenting Party to terminate or suspend its obligations or exercise any other right or remedy under the Assigned Agreement or under applicable law (hereinafter a "DEFAULT"), the Consenting Party will continue to perform its obligations under the Assigned Agreement and will not exercise any such right or remedy until it gives written notice of such default to the Collateral Agent (a "DEFAULT NOTICE") and, as set forth in
Section 14.03(b) and (c) of the Assigned Agreement, affords the Collateral Agent, the Qualified Agent's Designee and the


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Senior Parties a period to cure such default. Such cure period will be no less than thirty (30) days (in the case of a monetary default) and seventy-five (75) days (in the case of a non-monetary default) beginning upon the later of (a) the Collateral Agent's receipt of the Default Notice and (b) the termination of the Partnership's right to cure such default under the Assigned Agreement, provided that in the event that a Substitute Owner assumes the rights and obligations of the Partnership under the Assigned Agreement pursuant to a written assumption agreement (a copy of which is provided to the Consenting Party by the later of (i) sixty (60) days after receipt of the Default Notice and (ii) the termination of the Partnership's right to cure such default under the Assigned Agreement), such Substitute Owner shall have forty-five (45) days from the effective date of the assumption of the rights and obligations of the Partnership under the Assigned Agreement to cure such default or if such default is a non-monetary default, such longer period as is required so long as such Substitute Owner has commenced and is diligently pursuing appropriate action to cure such default; provided, however, that if such Substitute Owner is prohibited from curing any such default by any process, stay or injunction issued by any governmental authority or pursuant to any bankruptcy or insolvency proceeding involving the Partnership, the Collateral Agent, the Qualified Agent's Designee, the Senior Parties or such Substitute Owner, then the time periods specified in this
Section 1.3 for curing a default shall be extended for the period of such prohibition. In no event shall the cure rights provided in this Section 1.3 continue beyond (x) twelve (12) calendar months from the date of the Default Notice in the case of a non-monetary default (unless the Partnership or the Collateral Agent, the Qualified Agent's Designee or the Senior Parties post $10,000,000 in Acceptable Credit Support (as defined in the Assigned Agreement), in which case the cure rights provided in this Section 1.3 shall extend beyond such twelve (12) calendar months) or (y) four (4) calendar months from the date of the Default Notice in the case of a monetary default.

                  1.4 NO AMENDMENTS. The Consenting Party will not, without the prior written consent of the Collateral Agent, enter into any consensual cancellation or termination of the Assigned Agreement, or assign or otherwise transfer any of its right, title and interest thereunder or consent to any such assignment or transfer by the Partnership, provided that the Consenting Party may assign the Assigned Agreement without the consent of the Collateral Agent in the event that (i) the Consenting Party sells or otherwise transfers its power marketing business to a buyer or transferee whose senior unsecured public debt is rated by Moody's Investor Services, Inc. or Standard & Poors (each, a "RATING AGENCY") at not less than the comparable rating of the Consenting Party's unsecured senior debt at the time of such transfer and (ii) such Rating Agency has confirmed in writing delivered to the Collateral Agent that the senior unsecured public debt rating of such buyer or transferee shall remain in effect following the assumption of the Assigned Agreement by such buyer or transferee. The Consenting Party will not enter into any material amendment, supplement or other modification of the Assigned Agreement (an "AMENDMENT") until after the Collateral Agent has been given ten (10) days (excluding Saturdays, Sundays and any days which are a legal holiday in New York or any days on which banking institutions are authorized or required by law or government action to close) prior written notice of the proposed Amendment by the Partnership (a copy of which notice will be provided to the Consenting Party by the Partnership), and will not then enter into such Amendment if the Consenting Party has, within such ten (10) day period, received a copy of (i) the Collateral Agent's objection to such Amendment or (ii) the Collateral Agent's request to the Partnership for additional information with respect to such Amendment.


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                  1.5 NO LIABILITY. The Consenting Party acknowledges and agrees that neither the Collateral Agent, the Qualified Agent's Designee or the Senior Parties shall have any liability or obligation to the Consenting Party under the Assigned Agreement as a result of this Consent or the assignment of the Assigned Agreement to the Collateral Agent as security for the Bonds, nor shall the Collateral Agent, the Qualified Agent's Designee or the Senior Parties be obligated or required to (a) perform any of the Partnership's obligations under the Assigned Agreement, except, in the case of the Collateral Agent or the Qualified Agent's Designee, during any period in which the Collateral Agent or the Qualified Agent's Designee is a Substitute Owner pursuant to Section 1.2, in which case (i) the obligations of such Substitute Owner shall be no more than that of the Partnership under such Assigned Agreement, and (ii) the sole recourse of the Consenting Party shall be to such Substituted Owner and its interest in the Project, or (b) take any action to collect or enforce any claim for payment assigned as security for the Bonds.

                  1.6 PERFORMANCE UNDER ASSIGNED AGREEMENT. The Consenting Party shall perform and comply with all material terms and provisions of the Assigned Agreement to be performed or complied with by it and shall maintain the Assigned Agreement in full force and effect in accordance with its terms and with all of the Consenting Party's rights and remedies thereunder, subject to this Consent.

                  1.7 DELIVERY OF NOTICES. The Consenting Party shall deliver to the Collateral Agent, concurrently with the delivery thereof to the Partnership, a copy of each notice, request or demand given by the Consenting Party pursuant to the Assigned Agreement.

                  1.8 ACKNOWLEDGMENTS. The Consenting Party agrees to execute such acknowledgments or other similar instruments as the Collateral Agent shall reasonably request in connection with the transactions provided for in this Consent.

SECTION 2.        PAYMENTS UNDER THE ASSIGNED AGREEMENT

                  2.1 PAYMENTS. The Consenting Party will pay all amounts payable by it under the Assigned Agreement, if any, in the manner required by the Assigned Agreement directly into the account specified on Exhibit A hereto, or to such other person or account as shall be specified from time to time by the Collateral Agent to the Consenting Party by not less than seven (7) business days prior written notice. Amounts paid by the Consenting Party pursuant to
Section 9.04 of the Assigned Agreement shall be paid to the Collateral Agent in trust for deposit into a PPA Disputed Payments Account Depositary Agreement in the form of Exhibit D hereto, to be entered into with the bank specified pursuant to Section 9.04(b) as the depositary for payments under the Assigned Agreement, pending resolution of the dispute or the issuance of a final and binding arbitral award or a binding court order directing a disposition of such funds, in each case, in accordance with the terms of the Assigned Agreement.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE CONSENTING PARTY

                  The Consenting Party makes the following representations and warranties (as of the date hereof), which shall survive the execution and delivery of this Consent and the Assigned Agreement and the consummation of the transactions contemplated hereby and thereby.


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                  3.1 ORGANIZATION; POWER AND AUTHORITY. The Consenting Party is
a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified, authorized to do business and in good standing in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, and has all requisite power and authority, corporate and otherwise, to enter into and to perform its obligations hereunder and under the Assigned Agreement, and to carry out the terms hereof and thereof and the transactions contemplated hereby and thereby.

                  3.2 AUTHORIZATION. The execution, delivery and performance by the Consenting Party of this Consent and the Assigned Agreement have been duly authorized by all necessary corporate action on the part of the Consenting Party and do not require any approval or consent of any holder (or any trustee for any holder) of any indebtedness or other obligation of (a) the Consenting Party or
(b) any other person or entity, except approvals or consents which have previously been obtained.

                  3.3 EXECUTION AND DELIVERY; BINDING AGREEMENTS. Each of this Consent and the Assigned Agreement is in full force and effect, has been duly executed and delivered on behalf of the Consenting Party by the appropriate officers of the Consenting Party, and constitutes the legal, valid and binding obligation of the Consenting Party, enforceable against the Consenting Party in accordance with its terms, except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

                  3.4 LITIGATION. There is no litigation, action, suit, proceeding or investigation pending or (to the best of the Consenting Party's knowledge) threatened against the Consenting Party before or by any court, administrative agency, arbitrator or governmental authority, body or agency which, if adversely determined, individually or in the aggregate, (a) is reasonably likely to have a material adverse effect upon the performance by the Consenting Party of its obligations hereunder or under the Assigned Agreement, or which could modify or otherwise adversely affect the Approvals (as defined in Section 3.6 of this Consent), (b) questions the validity, binding effect or enforceability hereof or of the Assigned Agreement, any action taken or to be taken pursuant hereto or thereto or any of the transactions contemplated hereby or thereby or (c) is reasonably likely to have a material adverse effect upon
(i) the business, operations, properties, assets, or condition (financial or otherwise) of the Consenting Party, (ii) the ability of the Consenting Party to perform under the Assigned Agreement or this Consent, (iii) the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Project, (iv) the value, validity, perfection and enforceability of the liens granted to the Collateral Agent under the Security Documents or (v) the ability of the Collateral Agent or the Senior Parties to enforce any of their material rights and remedies under the Assigned Agreement or this Consent (collectively, a "MATERIAL ADVERSE EFFECT").

                  3.5 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. The Consenting Party is not in violation of its charter or by-laws, and the execution, delivery and performance by the Consenting Party of this Consent and the Assigned Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any violation of, breach of or default under any term of its charter or by-laws, or of any contract or agreement to which it is a


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party or by which it or its property is bound, or of any license, permit, franchise, judgment, writ, injunction, decree, order, charter, law, ordinance, rule or regulation applicable to it, except for any such violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Consenting Party.

                  3.6 GOVERNMENT CONSENT. No consent, order, authorization, waiver, approval or any other action, or registration, declaration or filing with, any person, board or body, public or private (collectively, the "APPROVALS"), is required to be obtained by the Consenting Party in connection with the execution, delivery or performance of the Assigned Agreement or the consummation of the transactions between the Partnership and the Consenting Party contemplated thereunder, except as listed in Exhibit B hereto. All such Approvals listed on Exhibit B, except for those set forth in Part II thereof (the "DEFERRED APPROVALS"), are Final (as defined below). An Approval shall be "FINAL" if it has been validly issued, is in full force and effect, is not subject to any condition (other than compliance with the terms thereof), does not impose restrictions or requirements inconsistent with the terms of the Assigned Agreement, and is final and not subject to any appeal. The Consenting Party reasonably believes that each Deferred Approval will be obtained in the ordinary course of business prior to the time when such Deferred Approval is required to be Final.

                  3.7 NO DEFAULT OR AMENDMENT. Neither the Consenting Party nor, to the best of the Consenting Party's knowledge, any other party to the Assigned Agreement is in default of any of its obligations thereunder. The Consenting Party has no existing counterclaims, offsets or defenses against the Partnership. The Consenting Party and, to the best of the Consenting Party's knowledge, each other party to the Assigned Agreement have complied with all conditions precedent to the respective obligations of such party to perform under the Assigned Agreement. To the best of the Consenting Party's knowledge, no event or condition exists which would either immediately or with the passage of any applicable grace period or giving of notice, or both, enable either the Consenting Party or the Partnership to terminate or suspend its obligations under the Assigned Agreement. The Assigned Agreement has not been amended, modified or supplemented in any manner.

                  3.8 REGULATION. The Consenting Party acknowledges and agrees that, notwithstanding any adverse treatment or burdensome rate regulation that may apply under any applicable federal, state or local law with respect to sales by the Consenting Party of capacity and energy furnished under the Assigned Agreement, its obligations to make payments required under the Assigned Agreement and otherwise to perform its other obligations under the Assigned Agreement shall not be diminished or reduced and shall remain valid and binding, in accordance with the terms of the Assigned Agreement.

                  3.9 NO PREVIOUS ASSIGNMENTS. The Consenting Party has no notice of, and has not consented to, any previous assignment of all or any part of its rights under the Assigned Agreement.

                  3.10 REPRESENTATIONS AND WARRANTIES. All representations, warranties and other statements made by the Consenting Party in the Assigned Agreement were true and correct as of the date when made and are true and correct in all material respects as of the date of this Consent.


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SECTION 4.        OPINION OF COUNSEL

                  The Consenting Party shall deliver an opinion of counsel relating to the Assigned Agreement and this Consent, which opinion shall be substantially in the form attached hereto as Exhibit C.

SECTION 5.        CLARIFICATIONS

                  5.1 "CREDIT DOCUMENTS" AND "FINANCIAL INSTITUTIONS". The Consenting Party acknowledges and agrees that each of this Consent, the Financing Documents and the Security Documents shall be deemed "CREDIT DOCUMENTS" for all purposes of the Assigned Agreement. The Consenting Party further acknowledges and agrees that each of the Senior Parties, the Collateral Agent and their respective successors and assigns shall be deemed "FINANCIAL INSTITUTIONS" for all purposes of the Assigned Agreement.

                  5.2 USE OF CASUALTY PROCEEDS. The Consenting Party hereby agrees that Section 3.7 of the Collateral Agency Agreement dealing with the treatment of casualty insurance proceeds, a copy of which is attached hereto as Exhibit E, constitutes arrangements satisfactory to the Consenting Party under
Section 17.03(c) of the Assigned Agreement. The Consenting Party further agrees that, notwithstanding anything to the contrary in Section 17.03(c) of the Assigned Agreement, the Partnership shall not be obligated (and shall not be in default under the Assigned Agreement for failure) to restore the Plant with any casualty insurance proceeds resulting from an insured casualty loss to the Plant if and to the extent that such casualty insurance proceeds are not released to the Partnership for such purpose in accordance with the provisions of the Collateral Agency Agreement attached hereto as Exhibit E. This Section 5.2 shall not otherwise alter or amend the Partnership's obligations under Section 17.03(c) of the Assigned Agreement.

                  5.3 ASSIGNMENTS BY THE PARTNERSHIP. The Consenting Party confirms that the prohibition on assignments in Section 12.01 of the Assigned Agreement applies to assignments of the Assigned Agreement by the Consenting Party and by the Partnership and not to transfers of partnership interests in the Partnership, provided that PECO does not waive any right it may have to contend that transfers after the date of this Consent of more than fifty percent (50%) of the partnership interests of the Partnership to parties that are not in common control with a Sponsor as of the date of this Consent is prohibited by
Section 12.01 thereof.

                  5.4      CLARIFICATIONS    The following sections of the
Assigned Agreement are corrected as follows:

                  (a) The definition of Interconnection Agreement in the Assigned Agreement shall be corrected to refer to "the Interconnection Agreement dated as of October 19, 1999 between Georgia Power Company and the Partnership, providing for the construction and operation of Interconnection Facilities necessary for the delivery of energy to PECO pursuant to this Agreement at the Primary Point of Delivery".

                  (b) The cross reference in Section 6.06(c) shall be corrected to refer to Section 6.06(b);


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                  (b) Section 8.03(b) shall be corrected to read "The
Replacement Energy Payment shall be calculated in accordance with Section 8.12";

                  (c) Section 8.03(b)(i) shall be corrected by deleting the words, "ends at hour 00:00 (midnight) for 600 MWh's, the Excess Run Time would be 2 hours at 600 MWhs or 1200 MWhs times $2.00/MWh" at the end of the sentence;

                  (d) Section 8.08(d)(ii) shall be corrected to refer to "the Annual Availability Percentage" in place of "Annual Availability";

                  (e) Section 8.09(a) shall be corrected by the deletion of the word "or" at the end of the sentence; and

                  (f)  Section 8.09(c) shall be corrected to read

                  "8.09(c) The Parties shall make Availability Adjustment payments to each other at the end of each Contract Year as follows:

                        (i) If the amount of the Summer Availability Adjustment that has been paid exceeds the Annual Availability Adjustment which has not been rebated or otherwise paid to PECO, PECO shall make payment of such difference to Tenaska by wire transfer in immediately available funds within twenty (20) days of the end of a Contract Year provided that if there is any Accrued Availability Adjustment for the preceding Contract Years which has not been rebated to PECO, PECO shall offset its payment obligation under this Section against such Accrued Availability Adjustment.

                       (ii) If the Annual Availability Adjustment exceeds the amount of the Summer Availability Adjustment that has been paid, Tenaska shall make payment to PECO of such difference by offsetting all amounts payable by PECO to Tenaska during succeeding months of the next Contract Year until the amount of such offsets equals the Annual Availability Adjustment; provided, however, that any Availability Adjustment payable to PECO at the end of the Operating Term shall be paid by wire transfer in immediately available funds within twenty (20) days of the end of such Operating Term."

                  (g) The Consenting Party acknowledges that Confidential disclosures have been made and will be made to the Trustee, the Collateral Agent, credit rating agencies and the prospective and actual bond holders and hereby waives the requirement of Section 16.02(a) of the Assigned Agreement that would require the Trustee, the Collateral Agent, credit rating agencies and the prospective and actual bond holders to enter into confidentiality agreements with the Partnership, provided that the Partnership shall use reasonable efforts to the extent consistent with its obligations under applicable securities law to exclude specific pricing information in the Assigned Agreement from documents that are available to the general public during the period prior to the filing of the Assigned Agreement with FERC pursuant to Section 205 of the Federal Power Act.

                  (h) The Parties confirm that Section 18.07 which provides that a failure of a Party to insist, on any occasion, upon strict performance of the Assigned Agreement shall not be a waiver of the right to insist upon strict performance of any provision on any other occasion,


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incorporates the concept that any failure to offset amounts that are otherwise due and owing shall not be a waiver of the right to claim payment of such amounts.

                  (i) Except as herein provided, the Assigned Agreement shall remain unchanged and in full force and effect and is hereby ratified and affirmed by each of the parties thereto.

SECTION 6.        MISCELLANEOUS

                  6.1 NOTICES. All notices and other communications hereunder shall be in writing, shall be deemed given upon receipt thereof by the party or parties to whom such notice is addressed, shall refer on their face to the Assigned Agreement (although failure to so refer shall not render any such notice of communication ineffective), shall be sent by first class mail, by personal delivery or by a nationally recognized courier service, and shall be directed as follows:

                  If to the Consenting Party:

                                   PECO Energy Company - Power Team
                                   2004 Renaissance Blvd.
                                   King of Prussia, PA 19406

                                   Attention:  Lin A. Johnson
                                   Fax:  610-292-6630

                  If to the Partnership:

                                   Tenaska Georgia Partners, L.P.
                                   1044 N. 115th Street, Suite 400
                                   Omaha, Nebraska  68154

                                   Attention:  Michael F. Lawler
                                   Fax:  402-691-9550

                  If to the Collateral Agent:
                                   The Chase Manhattan Bank, as Collateral Agent Capital Markets Fiduciary Services
                                   450 W. 33rd Street, 15th Floor
                                   New York, NY 10001
                                   Attn: Annette M. Marsula
                                   International & Project Finance Service
                                   Delivery

The above parties may, by notice given hereunder, designate any further or different addresses to which subsequent notices or other communications shall be sent.

                  6.2 GOVERNING LAW; SUBMISSION TO JURISDICTION. (a) THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF


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RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL
OBLIGATIONS LAW).

                  (b) Any legal action or proceeding with respect to this Consent and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Consent, each of the Consenting Party, the Partnership and the Collateral Agent hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each of the Consenting Party and the Partnership hereby irrevocably designates, appoints and empowers CT Corporation System, 1633 Broadway, New York, New York, 10019, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Partnership or the Consenting Party, as applicable, agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Collateral Agent. Each of the Consenting Party, the Partnership and the Collateral Agent irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Consenting Party at its notice address provided pursuant to Section 6.1 hereof. Each of the Consenting Party, the Partnership and the Collateral Agent hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Consent brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Collateral Agent or its designees to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Consenting Party in any other jurisdiction.

                  6.3 COUNTERPARTS. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                  6.4 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.

                  6.5 SEVERABILITY. In case any provision in or obligation under this Consent shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  6.6 AMENDMENT, WAIVER. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the Consenting Party and the Collateral Agent.

                  6.7 TERMINATION; REFINANCING. (a) The Consenting Party's obligations hereunder are absolute and unconditional, and the Consenting Party has no right, and shall have no right, to terminate this Consent or to be released, relieved or discharged from any obligation or liability hereunder until all obligations under the Financing Documents (the "FINANCE LIABILITIES") have been indefeasibly satisfied in full, notice of which shall be provided by the Collateral Agent when all such obligations have been satisfied (the "TERMINATION NOTICE"). Notwithstanding the foregoing or anything else to the contrary contained herein, this Consent shall terminate on the earlier of (i) the termination of the original term of the Bonds or (ii) the termination of the Assigned Agreement in accordance with this Consent.

                  (b) In the event that the Collateral Agent delivers the Termination Notice to the Consenting Party pursuant to Section 6.7(a) of this Consent, this Consent shall terminate for all purposes as to the Collateral Agent and the Financing Documents, and the Collateral Agent, the Senior Parties and the Consenting Party shall have no further rights or obligations under this Consent, provided, however that the Consenting Party agrees that this Consent shall continue to apply for the benefit of the Partnership and the providers of any new credit facilities (the "NEW LENDER") entered into by the Partnership to refinance or replace the Finance Liabilities, provided that (i) within five days following delivery by the Collateral Agent to the Consenting Party of the Termination Notice as provided in Section 6.7(a), the New Lender or an agent, trustee or other representative of the New Lender, shall have notified the Consenting Party that it undertakes the prospective obligations of the "COLLATERAL AGENT" under this Consent, and shall have supplied substitute notice address information for Section 6.1 and new payment instructions (countersigned on behalf of the Partnership) for Exhibit A hereto, (ii) the amount of the new credit facilities do not exceed the original amount of commitments by the Senior Parties to make loans and extend other credit facilities under the original Financing Documents, and (iii) thereafter, (a) the term "FINANCE LIABILITIES" under this Consent will be deemed to refer to the new credit facilities, (b) the term "COLLATERAL AGENT" or "SENIOR PARTIES" shall be deemed to refer to the New Lender or any agent or trustee for the New Lender, (c) the term "FINANCE DOCUMENTS" shall be deemed to refer to the credit agreement, indenture or other instrument providing for the new credit facilities and (d) the term "SECURITY DOCUMENTS" shall be deemed to refer to the security agreements under which the Assigned Agreement is assigned as collateral to secure performance of the obligations of the Partnership under the new credit facilities.

                  6.8 SUCCESSORS AND ASSIGNS. This Consent shall be binding upon the parties hereto and their permitted successors and assigns and shall inure to the benefit of the parties, their designees and their respective permitted successors and assigns.

                  6.9 FURTHER ASSURANCES. The parties hereto hereby agree to execute and deliver all such instruments and take all such action as may be necessary to effectuate fully the purposes of this Consent.

                  6.10 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE CONSENTING PARTY, THE PARTNERSHIP AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVE ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS CONSENT.

                  6.11 SURVIVAL. All agreements, statements, representations and warranties made by the Consenting Party herein shall be considered to have been relied upon by the Collateral Agent and the Senior Parties and shall survive the execution and delivery of this Consent.

                  6.12 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Collateral Agent in exercising any right, power or privilege hereunder and no course of dealing between the Consenting Party and the Collateral Agent shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other exercise, or the further exercise, of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Collateral Agent would otherwise have.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

                  IN WITNESS WHEREOF, the Consenting Party, the Partnership and the Collateral Agent have caused this Consent to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                        PECO ENERGY COMPANY

                        By:  /S/ IAN P. MCLEAN
                             ------------------------
                            Name:    Ian P. McLean
                            Title:   Senior Vice President, PECO Energy Company
                            and President, Power Team

                        TENASKA GEORGIA PARTNERS, L.P.

                        By: Tenaska Georgia, Inc.
                            Managing General Partner

                        By:  /S/ MICHAEL F. LAWLER
                             ------------------------
                            Name:    Michael F. Lawler
                            Title:   Vice President of Finance & Treasurer

                        THE CHASE MANHATTAN BANK,

                        as Collateral Agent

                        By:  /S/ ANNETTE M. MARSULA
                             ------------------------
                            Name:    Annette M. Marsula
                            Title:   Assistant Vice President

                                                                    Exhibit A to

                                                           CONSENT AND AGREEMENT

                              PAYMENT INSTRUCTIONS

Chase Manhattan Bank                ABA# 021 000 021
450 West 33rd Street, 15th Fl.      Account Number: 507 891325
NY, NY 10001                        Account Name:   The Chase Manhattan Bank, as
                                                    Collateral Agent
                                                    Tenaska Georgia Partners,
                                                    L.P., Concentration Account
                                    Vista Account Number: 294580000

                                    For Further Credit to: Trust Acct. No.
                                    C29458, The Chase Manhattan Bank, as
                                    Collateral Agent, Tenaska Georgia - Revenue
                                    Fund.  Attention: A. Marsula

                                                                    Exhibit B to
                                                           CONSENT AND AGREEMENT

                                    APPROVALS

                                      None

                                                                    Exhibit C to
                                                           CONSENT AND AGREEMENT

                           FORM OF OPINION OF COUNSEL

                               November ____, 1999

To Addressees on Schedule B

                  Re: The 936 MW natural gas-fired electric generating facility located in Heard County, Georgia (the "PROJECT").

Dear Ladies and Gentlemen:

I have acted as counsel to PECO Energy Company, a Pennsylvania corporation ("PECO"), in connection with the Project to be constructed by Tenaska Georgia Partners, L.P., a Delaware limited partnership (the "BORROWER"), from which PECO will purchase capacity and energy pursuant to a Power Purchase Agreement, dated as of August 24, 1999, between the Borrower and PECO (the "AGREEMENT"). This opinion is delivered to you pursuant to the Agreement as to Certain Undertakings, Common Representations, Warranties, Covenants and Other Terms dated as of November 1, 1999 ("the Common Agreement") by and among TGP, The Chase Manhattan Bank, as Trustee, The Toronto-Dominion Bank, as DSR LOC Agent, The Toronto-Dominion Bank, as PPA LOC Agent and The Chase Manhattan Bank, as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Common Agreement.

                  In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following:

                        (i)  the Agreement;

                       (ii) the Consent and Agreement of PECO, dated as of the date hereof (the "CONSENT");

                      (iii) the Certificate of Incorporation and By-laws of PECO; and

                       (iv) general resolutions adopted by the Board of Directors of PECO authorizing the President, and delegations of authority to other officers, to take such actions as may be necessary or convenient to execute contracts and other instruments.

                  The documents referred to in items (iii) and (iv) above are hereinafter collectively referred to as the "GOVERNING DOCUMENTS" and the Agreement and the Consent are hereinafter collectively referred to as the "DOCUMENTS". In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. As to all factual matters, I have relied, to the extent appropriate, upon statements and certificates of PECO officers and appropriate public officials.

                  In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. In rendering the opinions expressed below, I have further assumed, without any independent investigation or verification of any kind, that each Document I have examined is the valid and binding obligation of each party thereto other than PECO.

                  I am admitted to the Bar of the State of Pennsylvania. I express no opinion as to the law of any jurisdiction other than (i) the laws of the State of Pennsylvania and (ii) the federal laws of the United States of America.

                  Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

                  1. PECO is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. PECO is duly qualified to transact business in each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified.

                  2. PECO has full corporate power and authority to enter into, deliver and perform its obligations under each of the Documents.

                  3. PECO has taken all necessary corporate action to authorize the execution, delivery and performance by it of each Document.

                  4. PECO has duly executed and delivered each Document.

                  5. Each Document constitutes the valid and binding obligation of PECO enforceable against PECO in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                  6. The execution, delivery and performance by PECO of the Documents will not (i) contravene any applicable provision of any currently effective law, regulation, ruling, order or decree of any governmental authority having jurisdiction over PECO and to which or by which PECO or any of its property or assets is subject or bound or (ii) violate any provision of the Governing Documents of PECO. The execution, delivery or performance by PECO of the Documents do not and will not, to the best of my knowledge, materially conflict with, result in any material breach of, or constitute a material default under, or result in the creation or imposition of (or the obligation to create or impose) any material lien or encumbrance upon any of the property or assets of PECO pursuant to any provision of any securities issued by PECO, or under any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which PECO is a party or by which it or any of its property or assets is bound.

                  7. No consent, order, authorization, waiver, approval or any other action, or registration, declaration or filing with, any person, board or body, public or private (collectively, the "APPROVALS"), is required to be obtained by PECO in connection with the execution, delivery or performance of the Documents or the consummation of the transactions contemplated thereby, except as listed on Schedule A hereto. All such Approvals listed on Schedule A, except for those set forth in Part II thereof, are Final (as defined below). An Approval shall be Final if it has been validly issued, is in full force and effect, is not subject to any condition (other than compliance with terms thereof), doe s not impose restrictions or requirements inconsistent with the terms of the Documents, and is final and not subject to any appeal.

                  8. To the best of my knowledge after due inquiry, there are no pending or threatened actions or proceedings affecting PECO or any of its properties or assets that individually or in the aggregate could prohibit or limit in any way the execution, delivery and performance by PECO of any of the Documents.

                  This opinion is being furnished only to the Agent, the Borrower, the parties identified on Schedule B hereto and their respective successors and assigns and is solely for the benefit of such parties; provided that assignees of, or participants in, the interests of the Banks may rely on this opinion as if it were addressed to them.

                                                     Very truly yours,

                                                     -----------------------
                                                     Lin Johnson
                                                     For PECO Energy Company

Schedule A

                                    APPROVALS
                                      None

Schedule B

                                                                    Exhibit D to

                                                           CONSENT AND AGREEMENT

               PPA DISPUTED PAYMENTS ACCOUNT DEPOSITARY AGREEMENT

                                                                    Exhibit E to
                                                           CONSENT AND AGREEMENT

                          CASUALTY INSURANCE PROVISIONS

[Section 3.7] LOSS PROCEEDS ACCOUNT. (a) All Loss Proceeds shall be paid directly into the Loss Proceeds Account; PROVIDED that any insurance proceeds related to any business interruption insurance policies shall be paid directly into the Revenue Fund. If any Loss Proceeds are received by or on behalf of the Partnership, such Loss Proceeds shall be received in trust for the Collateral Agent, segregated from the other funds of the Partnership and immediately paid to the Collateral Agent for deposit into the Loss Proceeds Account. Amounts held in the Loss Proceeds Account shall be applied solely for the payment of the costs of rebuilding, repair or restoration of the Project or as otherwise set forth below.

                  (b) If an Event of Loss shall have occurred with respect to the Project for which the Partnership receives Loss Proceeds less than or equal to $10,000,000, the Collateral Agent shall withdraw and transfer to the Partnership (or as otherwise directed by the Partnership) the amount of such Loss Proceeds requested by the Partnership in an Officer's Certificate of the Partnership which shall also describe how such Loss Proceeds shall be used; PROVIDED that such Officer's Certificate shall certify that (i) no Event of Default shall have occurred and be continuing, (ii) the Project can be rebuilt, repaired or restored to permit operation of the Project or a portion thereof on a commercially feasible basis and (iii) the Loss Proceeds, together with any other amounts that are available to the Partnership for such rebuilding, repair or restoration are sufficient to permit such rebuilding, repair or restoration of the Project or a portion thereof, including the making of all required payments of interest and principal on the Partnership's Indebtedness during such rebuilding, repair or restoration.

                  (c) If an Event of Loss shall have occurred with respect to the Project for which the Partnership receives Loss Proceeds in excess of $10,000,000, the Collateral Agent shall withdraw and transfer to the Partnership (or as otherwise directed by the Partnership) the amount of such Loss Proceeds requested by the Partnership in an Officer's Certificate of the Partnership; PROVIDED that (A) the Collateral Agent and the Independent Engineer shall have received an Officer's Certificate of the Partnership and such Officer's Certificate shall (i) describe in reasonable detail the nature of the rebuilding, repair or restoration, (ii) state the cost of such rebuilding, repair or restoration and the specific amount requested to be paid to the Partnership (or as otherwise directed by the Partnership), the timing of such payments and that such amount is requested to pay the cost thereof, (iii) certify that the Project can be rebuilt, repaired or restored to permit operation of the Project or a portion thereof on a commercially feasible basis,
(iv) certify that the Loss Proceeds, together with any other amounts that are available to the Partnership for such rebuilding, repair or restoration are sufficient to permit such rebuilding, repair or restoration of the Project or a portion thereof, including the making of all required payments of interest and principal on the Partnership's Indebtedness during such rebuilding, repair or restoration, and (v) certify that the Partnership shall use its best efforts to cause any repairs or restoration to be commenced and completed promptly and diligently at its own cost and expense (including the use of funds on deposit in the Loss Proceeds Account (other than any Energy Contract Buy-Out proceeds or EPC Buy-Down proceeds)) and
(B) the Independent Engineer shall have provided to the Collateral Agent a written certificate stating that, based on a reasonable investigation, it believes that the certifications made by the Partnership are reasonable.

                  (d) If (i) the Partnership determines that the Project or a portion thereof cannot be rebuilt, repaired or restored in accordance with the provisions of [SECTION 3.7(C)] above or (ii) Excess Loss Proceeds greater than $1,000,000 remain in the Loss Proceeds Account, then the Collateral Agent shall withdraw such unused Loss Proceeds and transfer such amounts to the Revenue Fund which such proceeds shall be distributed by the Collateral Agent in accordance with the terms of [SECTION 3.18 (Exercise of Remedies - Loss Proceeds)] hereof.